Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 11029	January 26, 2011
Brenda A. Blake, ext. 13202
UGI Reports First Quarter Results
VALLEY FORGE, Pa., January 26 — UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $113.1 million, or $1.01 per diluted share, for the first quarter of fiscal 2011 ended December 31, 2010, compared to $98.4 million, or $0.90 per diluted share, for the first quarter of fiscal 2010. Results for the quarter include approximately $9.4 million, or $.08 per diluted share, related to the reversal of a previously reported reserve related to French competition authority proceedings following a final decision in the matter dismissing all charges against Antargaz.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “The increase in earnings for the quarter was largely attributable to improved performance at our Gas Utility and the favorable outcome of the French competition authority matter. While all of our business units other than AmeriGas benefited from weather that was colder than normal and last year, it was a challenging environment for our international propane businesses due to the substantial increase in wholesale LPG costs that occurred in Europe during the quarter. Our propane distribution businesses did a fine job of managing through the challenges of rising product costs in Europe and the warmer weather in the United States. Finally, all of our business units made good progress on pursuing their strategic growth initiatives during the quarter.”
Segment Performance (Millions, except where otherwise indicated)
AmeriGas Propane:

For the three months ended December 31,	2010	2009	Increase (decrease)
Revenues	$700.2	$656.6	$43.6	6.6%
Total margin (a)	$264.9	$267.0	$(2.1)	(0.8)%
Partnership EBITDA	$113.3	$123.0	$(9.7)	(7.9)%
Operating income	$91.6	$102.6	$(11.0)	(10.7)%
Retail gallons sold	256.4	267.4	(11.0)	(4.1)%
Degree days — % (warmer) colder than normal	(2.2)%	1.2%

Net income attributable to UGI	$20.6	$23.0	$(2.4)	(10.4)%
•	Weather was 3.4% warmer than in the prior-year period. Early fall weather was significantly warmer than normal.
•	Volume declined as a result of warmer weather, customer conservation and lower agricultural sales volumes.
•	Total margin decreased primarily due to the lower volumes sold partially offset by slightly higher retail unit margins and increased income from fees and sales of ancillary services.
•	Operating expenses increased $9.6 million from the prior-year period, reflecting a number of items, including higher payroll and benefits costs and higher vehicle fuel expenses.
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UGI Reports First Quarter Results	Page 2
International Propane (in euros, except where otherwise indicated):

For the three months ended December 31,	2010	2009	Increase
Revenues	€335.5	€208.3	€127.2	61.1%
Total margin (a)	€113.8	€98.3	€15.5	15.8%
Operating income	€40.9	€29.8	€11.1	37.2%

Antargaz retail gallons sold	92.7	82.0	10.7	13.0%
Antargaz degree days — % colder (warmer) than normal	12.4%	(9.1)%
Flaga retail gallons sold	42.1	17.0	25.1	147.6%
Flaga degree days — % colder (warmer) than normal	8.1%	(6.7)%

Net income attributable to UGI (in USD)	$33.2	$25.8	$7.4	28.7%
•	Weather in both Antargaz’ and Flaga’s service territories were colder than normal and significantly colder than the prior-year period.
•	Antargaz volumes increased due to the colder weather partially offset by customer conservation resulting from higher LPG prices. Flaga’s volumes increased as a result of acquisitions completed in late fiscal 2010 and early fiscal 2011 and the colder weather.
•	Total margin increased reflecting higher total margin from Flaga (€12.4 million) primarily due to acquisition-related volume increases and higher total margin from Antargaz (€3.1 million) resulting from higher volume sold partially offset by lower unit margins.
•	Retail unit margins were lower than the prior-year period due to rapidly rising LPG costs and lower average unit margins associated with the recent Flaga acquisitions.
•	Operating income increased due to the increased total margin and the €7.1 million reversal of the French competition authority reserve partially offset by increased operating and administrative expenses associated with Flaga’s acquisitions and acquisition integration costs.
•	The increase in net income attributable to UGI is primarily due to the increase in euro-based operating income partially offset by the effect of the stronger U.S. dollar in the current period.
Gas Utility:

For the three months ended December 31,	2010	2009	Increase (decrease)
Revenues	$321.1	$327.8	$(6.7)	(2.0)%
Total margin (a)	$126.2	$118.0	$8.2	6.9%
Operating income	$75.1	$63.7	$11.4	17.9%
System throughput — billions of cubic feet (“bcf”)	48.9	42.3	6.6	15.6%
Degree days — % colder than normal	7.9%	0.4%

Net income attributable to UGI	$39.2	$32.1	$7.1	22.1%
•	Weather was 7.9% colder than normal and 7.2% colder than the prior year.
•	Total system throughput increased reflecting higher throughput to certain low margin interruptible customers and the effects of colder weather on throughput to core market customers.
•	Total margin increased primarily due to the increased margin contribution from core market customers.
•	Operating income increased principally due to the higher total margin and a decrease in operating and administrative expenses.
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UGI Reports First Quarter Results	Page 3
Electric Utility:

For the three months ended December 31,	2010	2009	Increase (decrease)
Revenues	$28.9	$34.0	$(5.1)	(15.0)%
Total margin (a)	$8.8	$10.7	$(1.9)	(17.8)%
Operating income	$3.6	$5.4	$(1.8)	(33.3)%
Distribution sales — millions of kilowatt hours (“gwh”)	250.5	242.4	8.1	3.3%

Net income attributable to UGI	$1.7	$2.9	$(1.2)	(41.4)%
•	Kilowatt-hour sales were higher than the prior-year period due to heating degree day weather that was 5.4% colder.

•	The decrease in total margin and operating income is a result of lower average unit margins under default service rates that became effective January 1, 2010.
Midstream & Marketing:

For the three months ended December 31,	2010	2009	(Decrease)
Revenues	$279.6	$312.3	$(32.7)	(10.5)%
Total margin (a)	$39.5	$41.0	$(1.5)	(3.7)%
Operating income	$27.5	$27.7	$(0.2)	(0.7)%

Net income attributable to UGI	$15.8	$16.4	$(0.6)	(3.7)%
•	The decrease in revenues is primarily related to the absence of revenues from Atlantic Energy’s import and transshipment facility which was sold in July 2010.

•	Total margin decreased due to lower electric generation margin ($4.6 million) and the absence of margin from Atlantic Energy ($2.6 million), partially offset by higher margins from power marketing, natural gas peaking activities, and natural gas marketing. Electric generation margins declined due to lower electric prices in the current quarter and the absence of margin from the Hunlock plant, which ceased operations in May 2010 to transition to a natural gas-fired generating station.

•	Operating income reflects the lower total margin substantially offset by decreased operating and depreciation expenses associated with the Hunlock plant and the absence of Atlantic Energy.

•	The slight decrease in net income attributable to UGI resulted primarily from the lower operating income and higher interest expense.

(a)	Total margin represents total revenues less total cost of sales. Total margin for Electric Utility represents total revenues less total cost of sales and revenue-related taxes.
Other information
Separately, UGI announced that for the three-year period ended December 31, 2010, the compound annual total return on its common stock exceeded that of nearly all of the companies in the S&P Utilities Index. As a result, employees who received performance-contingent unit awards in early 2008 in accordance with UGI’s long-term compensation plan received a payout under the plan in common stock and were deemed to have sold a portion of the stock to UGI for cash to pay income taxes. The appropriate disclosures on Form 4 have been filed with the Securities and Exchange Commission.
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UGI Reports First Quarter Results	Page 4
About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss first quarter earnings and other current activities at 4:00 PM ET on Wednesday, January 26. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on January 26 through midnight Friday, January 28. The replay may be accessed at 1-800-642-1687, passcode 67803304 and International access 1-706-645-9291, passcode 67803304.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, and the timing and success of our acquisitions, commercial initiatives, and investments to grow our business. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-04	###	1/26/11

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
AmeriGas Propane	$700.2	$656.6	$2,363.9	$2,189.6
International Propane	454.9	306.9	1,207.5	985.1
Gas Utility	321.1	327.8	1,040.8	1,158.4
Electric Utility	28.9	34.0	115.1	136.6
Midstream & Marketing	279.6	312.3	1,113.2	1,177.9
Corporate & Other (a)	(19.1)	(18.8)	(102.3)	(69.5)

Total revenues	$1,765.6	$1,618.8	$5,738.2	$5,578.1

Operating income (loss):
AmeriGas Propane	$91.6	$102.6	$224.8	$258.4
International Propane	54.0	43.9	127.1	131.2
Gas Utility	75.1	63.7	186.7	160.3
Electric Utility	3.6	5.4	11.9	15.8
Midstream & Marketing	27.5	27.7	119.8	74.3
Corporate & Other (a)	0.5	(0.1)	(2.0)	(0.9)

Total operating income	252.3	243.2	668.3	639.1
Loss from equity investees	(0.2)	0.0	(2.3)	(2.9)
Interest expense:
AmeriGas Propane	(15.4)	(16.5)	(64.0)	(68.1)
International Propane	(6.4)	(7.0)	(24.8)	(26.8)
Gas Utility	(10.1)	(10.2)	(40.4)	(41.4)
Electric Utility	(0.5)	(0.4)	(1.9)	(1.7)
Midstream & Marketing	(0.7)	—	(0.9)	—
Corporate & Other, net (a)	(0.2)	(0.1)	(0.9)	(0.2)

Total interest expense	(33.3)	(34.2)	(132.9)	(138.2)

Income before income taxes	218.8	209.0	533.1	498.0
Income tax expense	(63.8)	(63.5)	(167.9)	(154.4)

Net income	155.0	145.5	365.2	343.6
Less: net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	41.9	47.1	89.5	101.6

Net income attributable to UGI Corporation	$113.1	$98.4	$275.7	$242.0

Earnings per share attributable to UGI shareholders:
Basic	$1.02	$0.90	$2.51	$2.23

Diluted	$1.01	$0.90	$2.48	$2.21

Average common shares outstanding (thousands):
Basic	110,894	109,077	110,041	108,750

Diluted	112,416	109,877	111,048	109,581

Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$20.6	$23.0	$44.9	$53.7
International Propane	33.2	25.8	66.2	63.9
Gas Utility	39.2	32.1	90.2	74.1
Electric Utility	1.7	2.9	5.6	8.1
Midstream & Marketing	15.8	16.4	67.6	43.8
Corporate & Other (a)	2.6	(1.8)	1.2	(1.6)

Total net income attributable to UGI Corporation	$113.1	$98.4	$275.7	$242.0

(a)	Corporate & Other includes the elimination of certain intercompany transactions.